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                         MARSHALL & ILSLEY CORPORATION              EXHIBIT 11
                      CALCULATION OF EARNINGS PER SHARE
                        ($000's except per share data)

                                                    Three Months Ended March 31,
                                                   ----------------------------
PRIMARY                                                1996            1995
- -------                                            ------------    ------------
Earnings:
  Net income                                     $      46,155   $      46,135
                                                   ============    ============
Shares:
  Weighted average number of common shares
    outstanding                                         93,077          93,542
  Additional shares relating to:
    Convertible preferred stock                          3,833           3,833
    Stock options outstanding at end
      of each period and exercised
      during each period (a)                             1,282           1,117
                                                   ------------    ------------
  Total average primary shares outstanding              98,192          98,492
                                                   ============    ============

EARNINGS PER SHARE:
  Primary                                        $        0.47   $        0.47
                                                   ============    ============
FULLY DILUTED
- -------------
Earnings:
  Net income                                     $      46,155   $      46,135
  Add: Interest on convertible notes,
    net of income tax effect                               465             465
                                                   ------------    ------------
                                                 $      46,620   $      46,600
                                                   ============    ============
Shares:
  Weighted average number of common shares
    outstanding                                         93,077          93,542
  Additional shares relating to:
    Convertible preferred stock                          3,833           3,833
    Stock options outstanding at end
      of each period and exercised
      during each period (b)                             1,335           1,188
    Assumed conversion of convertible notes              3,844           3,844
                                                   ------------    ------------
  Total average fully diluted shares outstanding       102,089         102,407
                                                   ============    ============

EARNINGS PER SHARE:
  Fully Diluted                                  $        0.46   $        0.46
                                                   ============    ============

Notes:
- ------
(a) Based on the treasury stock method using average market price.
(b) Based on the treasury stock method using period-end market price, if higher than average market price for options outstanding at end of each period and market price at date of exercise for options exercised during each period.